Exhibit 5

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Interests of Experts” and to the use of our report dated February 4, 2005, with respect to the consolidated financial statements of Cardiome Pharma Corp. included in this Annual Report (Form 40-F) for the fiscal year ended December 31, 2004.

/s/ ERNST & YOUNG LLP
Vancouver, Canada	Chartered Accountants
March 1, 2005